Exhibit 2.15

WPP plc

Sea Containers, 18 Upper Ground

London, United Kingdom, SE1 9GL

29 April 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

On 19 May 2020, WPP Finance S.A., a subsidiary of the registrant, issued €750,000,000 2.375% Senior Bonds due May 2027 (the “2.375% Senior Bonds”). The 2.375% Senior Bonds are guaranteed by WPP plc, WPP 2005 Limited and WPP Jubilee Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 2.375% Senior Bonds upon request.

Very truly yours,

WPP plc

By:	/s/ John Rogers
John Rogers
Chief Financial Officer (principal financial officer)